Exhibit 3.13

CERTIFICATE OF MERGER

OF

QORVO FLORIDA, INC., A FLORIDA CORPORATION,

INTO

QORVO US, INC., A DELAWARE CORPORATION

Under Sections 607.1107 of the Florida Business Corporation Act and Section 252 of the

General Corporation Law of the State of Delaware

Qorvo US, Inc., a Delaware corporation, hereby certifies that:

1.	The name and state of incorporation of each of the constituent corporations are:

(a)	Qorvo US, Inc., a Delaware corporation; and

(b)	Qorvo Florida, Inc., a Florida corporation.

2.

An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Sections 607.1101, 607.1103, 607.1105 and 607.1107 of the Florida Business Corporation Act and Section 252 of the General Corporation Law of the State of Delaware.

3.	The name of the surviving corporation is Qorvo US, Inc.

4.	The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

5.	The executed Agreement and Plan of Merger is on file at the surviving corporation’s offices located at 7628 Thorndike Road, Greensboro, NC 27409.

6.	A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

7.	Qorvo US, Inc. is authorized to issue 1,000 shares of common stock, $0.0001 par value per share.

8.	This Certificate of Merger shall be effective at 11:59:59 p.m., Eastern Time, on April 1, 2017.

[Signature Follows on Next Page]

IN WITNESS WHEREOF, Qorvo US, Inc., a Delaware corporation, has caused this certificate to be signed by an authorized officer on March 10, 2017.

QORVO US, INC.

By:	/s/ Robert A. Bruggeworth
Robert A. Bruggeworth, President

[Signature Page to Certificate of Merger]